EXHIBIT 5.01

April 14, 2014

Amyris, Inc.
5885 Hollis Street, Ste. 100
Emeryville, California 94608

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Amyris, Inc., a Delaware  corporation (the “Company”), with the Securities and Exchange Commission (the "Commission") on or about April 14, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,599,769 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the "Common Stock"), subject to issuance by the Company upon the exercise of (a) stock options granted under the Company’s 2010 Equity Incentive Plan, as amended (the "2010 Plan") or (b) purchase rights granted or to be granted under the Company’s 2010 Employee Stock Purchase Plan, as amended (the "Purchase Plan").  The 2010 Plan and the Purchase Plan are collectively referred to in this letter as the "Plans").  At your request we are providing this letter to express our opinion on certain matters regarding the Company and the Shares as stated in the paragraph captioned “Opinions” below (the “Opinions”).

 As to matters of fact relevant to this opinion, we have relied solely upon our examination of the following documents: (i) the Registration Statement, and the Exhibits filed as a part thereof or incorporated therein by reference; (ii) the Prospectus prepared in connection with the Registration Statement (each, a “Prospectus”); (iii) the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 30, 2010, and certified by the Delaware Secretary of State on September 30, 2010, as amended by that certain Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 9, 2013 and certified by the Delaware Secretary of State on May 9, 2013 (as amended, the “Restated Certificate”); (iv) the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on January 14, 2014 (the “Bylaws”); (v) corporate proceedings and actions of the Company’s Board of Directors and stockholders with respect to the approval or authorization of the Restated Articles and the Bylaws, the Plans and the Registration Statement; (vi) records of the outstanding capital stock and other securities of the Company that the Company has provided to us (including a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof); (vii) a Certificate of Good Standing issued by the Delaware Secretary of State dated April 14, 2014, stating that the Company is duly incorporated under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware (the “Good Standing Certificate”); and (viii) factual representations and warranties made to us by the Company, including those contained in an Opinion Certificate dated of even date herewith.  We have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us.  We have made no independent

April 14, 2014

investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that any certificates or instruments representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California and (iii) the existing Delaware General Corporation Law and reported judicial decisions relating thereto, all as in effect on the date hereof (collectively, the “Applicable Laws”).

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company. With respect to our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of issuance of the Shares, the Registration Statement will have been declared effective under the Securities Act with respect to all of the Shares, and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of the Shares.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Opinions.  Based upon the foregoing, we are of the following opinion:  (1) the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and (2) the 4,599,769 shares of Common Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the 2010 Plan and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable Plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

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April 14, 2014

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Daniel Winnike
Daniel Winnike, a Partner